Page 1: Eagle Pharmaceuticals Reports Second Quarter 2015 Results

For Immediate Release
Eagle Pharmaceuticals, Inc. Reports Second Quarter 2015 Results
WOODCLIFF LAKE, N.J.—August 11, 2015—Eagle Pharmaceuticals, Inc. (“Eagle” or “the Company”) (Nasdaq: EGRX) today announced its financial results for the three- and six-month periods ended June 30, 2015. Highlights of and subsequent to the second quarter of 2015 include:

•
The U.S. Food and Drug Administration (“FDA”) accepted for filing the New Drug Application (“NDA”) for Eagle’s bendamustine hydrochloride (HCl) rapid infusion product (the “rapid infusion” product) for the treatment of patients with chronic lymphocytic leukemia (“CLL”) and patients with indolent B-cell non-Hodgkin lymphoma (“NHL”) that has progressed during or within six months of treatment with rituximab or a rituximab-containing regime. The FDA action date for this NDA under the Prescription Drug User Fee Act (“PDUFA”) is December 13, 2015;

•
The FDA accepted for filing the NDA for Eagle’s unique, ready-to-use, liquid bivalirudin (“RTU bivalirudin”) for the treatment of patients: (1) undergoing percutaneous coronary intervention (“PCI”) with use of glycoprotein IIb/IIIa inhibitor, (2) undergoing PCI with, or at risk of, heparin-induced thrombocytopenia and thrombosis syndrome, and/or (3) with unstable angina undergoing percutaneous transluminal coronary angioplasty (“PTCA”). The FDA action date for this NDA under PDUFA is March 19, 2016;

•	The U.S. Patent and Trademark Office granted two new patents pertaining to the rapid infusion bendamustine product, both extending to March 2033;

•	RYANODEX® (dantrolene sodium) for Injectable Suspension was granted seven years of U.S. market exclusivity for the treatment of malignant hyperthermia ("MH") by the FDA;

•	Advanced plans to conduct a clinical trial of RYANODEX® for the treatment of exertional heat stroke, a potential new indication, in September 2015 in Saudi Arabia;

•	Product sales increased to $3.7 million compared to $0.4 million for the second quarter of 2014;

•	Total revenue was $6.0 million compared to $5.8 million for the second quarter of 2014;

•
Net loss was $(8.2) million, or $(0.53) per basic and diluted share, compared to a net loss attributable to common stockholders of $(2.9) million, or $(0.21) per basic and diluted share, for the second quarter of 2014; and

Page 2: Eagle Pharmaceuticals Reports Second Quarter 2015 Results

•	Cash, cash equivalents and short-term investments were $103.7 million at June 30, 2015.
“This was another very positive quarter for Eagle, marked by 22% sequential growth in product revenues and continued execution of our strategy. We now have NDAs for three significant products on file with the FDA, with PDUFA dates in the next eight months,” said Scott Tarriff, President and Chief Executive Officer of Eagle Pharmaceuticals. “We expect that by this time next year, we will be marketing at least four products, which we estimate represents an aggregate market opportunity in excess of $1.4 billion, while also receiving royalties from Teva on sales of rapid infusion bendamustine, assuming regulatory approvals. We are very excited about Eagle’s growth prospects and our ability to deliver value to our shareholders.”
Second Quarter 2015 Financial Results
Total revenue for the three months ended June 30, 2015 was $6.0 million, as compared to $5.8 million for the three months ended June 30, 2014. A summary of total revenue is outlined below:

	Three Months Ended June 30,		Increase/ (Decrease)
	2015	2014
	(in thousands)
Product sales	$3,370	$350	$3,380
Royalty income	2,272	1,942	330
License and other income	—	3,500	(3,500)
Total revenue	$6,002	$5,792	$210
Product sales are primarily comprised of sales of RYANODEX®, which was launched in August 2014, diclofenac-misoprostol, which was launched in January 2015, and sales of argatroban to two commercial partners. The latter also contributes royalty income. The $3.3 million increase in product sales in the second quarter of 2015 was driven by $1.4 million in net sales of RYANODEX®, $0.6 million in net sales of diclofenac/misoprostol, and a $1.3 million increase in argatroban sales.
The $0.3 million increase in royalty income in the second quarter of 2015 reflects higher end-use sales of argatroban by our commercial partners.
License and other income in the second quarter of 2014 was related to a milestone event associated with the FDA approval of diclofenac/misoprostol. There was no license and other income in the second quarter of 2015.
Cost of revenues increased by $1.8 million to $3.3 million in the second quarter of 2015 as compared to $1.5 million in the three months ended June 30, 2014, driven by higher sales of the three aforementioned products.
Research and development expenses were $5.9 million in the second quarter of 2015 as compared to $4.5 million in the three months ended June 30, 2014. The increase reflects an increase in spending due to the timing of the bivalirudin NDA submission, costs related to the pemetrexed program, and higher salaries and other personnel related expenses, offset in part by a decrease in spending related to bendamustine, for which the NDA was submitted in the first quarter of 2015, and diclofenac/misoprostol, which was launched in January.

Page 3: Eagle Pharmaceuticals Reports Second Quarter 2015 Results

Selling, general and administrative (“SG&A”) expenses were $5.1 million in the second quarter of 2015 as compared to $2.7 million in the three months ended June 30, 2014. Sales and marketing expenses increased by $1.0 million to $1.9 million in the second quarter of 2015, primarily driven by RYANODEX® marketing expenses. Other SG&A expenses increased by $1.2 million for salary and personnel-related expenses and $0.2 million related to professional fees, as compared with the prior year quarter.
Net loss for the second quarter of 2015 was $(8.2) million, or $(0.53) per basic and diluted share, compared to a net loss of $(2.9) million, or ($0.21) per basic and diluted share, for the three months ended June 30, 2014.
Liquidity
The Company had $103.7 million in cash, cash equivalents, and short-term investments; $194.6 million in additional paid in capital; and $96.4 million in stockholders’ equity as of June 30, 2015.
Conference Call
As previously announced, Eagle management will host its second quarter conference call as follows:

Date	Tuesday, August 11, 2015
Time	8:30 a.m. EDT
Telephone	877-876-9176 (U.S.) or 785-424-1825 (International)
Access code	EGRXQ215
Webcast (live and archive)	www.eagleus.com

A telephone replay will be available shortly after the completion of the call for one week at 800-723-0532 (U.S.) or 402-220-2665 (International), passcode EGRXQ215.
About Eagle Pharmaceuticals, Inc.
Eagle is a specialty pharmaceutical company focused on developing and commercializing injectable products that address the shortcomings, as identified by physicians, pharmacists and other stakeholders, of existing commercially successful injectable products. Eagle’s strategy is to utilize the FDA's 505(b)(2) regulatory pathway. Additional information is available on the company’s website at www.eagleus.com.
RYANODEX® is a registered trademark of Eagle Pharmaceuticals, Inc.
Forward-Looking Statements
This press release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, and other securities laws. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “intends,” “anticipate(s),” “plan,” “enables,” “potentially,” “look forward,” “on track,” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding future events including, but not limited to: the achievement of milestones under the license agreement with Cephalon, Inc., a wholly-owned subsidiary of Teva Pharmaceutical Industries Ltd (“Teva”), for the U.S. and Canadian rights to Eagle’s bendamustine hydrochloride rapid infusion product and their impact on Eagle’s profitability; and replicating

Page 4: Eagle Pharmaceuticals Reports Second Quarter 2015 Results

the success of our sales of RYANODEX® for our other product candidates, including our RTU bivalirudin candidate. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond Eagle’s control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Such risks include, but are not limited to: success in gaining timely FDA approval of the rapid infusion bendamustine product for the treatment of patients with CLL and patients with indolent B-cell NHL that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen, and for the RTU bivalirudin product for the treatment of patients (1) undergoing percutaneous coronary intervention (PCI) with use of glycoprotein IIb/IIIa inhibitor, (2) undergoing PCI with, or at risk of, heparin-induced thrombocytopenia and thrombosis syndrome, and/or (3) with unstable angina undergoing percutaneous transluminal coronary angioplasty (PTCA), if at all; the timing and level of success of a future launch of the rapid infusion bendamustine product by Teva and the RTU bivalirudin product by Eagle; the success of our commercial relationship with Teva and the parties’ ability to work effectively together; whether Eagle and Teva will successfully perform their respective obligations under the license agreement; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; general economic conditions; the strength and enforceability of our intellectual property rights; the timing of product launches; the successful marketing of our products; the risks inherent in the early stages of drug development and in conducting clinical trials; and other factors that are discussed in Eagle’s Annual Report on Form 10-K for the year ended September 30, 2014, and its other filings with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and we do not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.
Contact
In-Site Communications, Inc.
Lisa M. Wilson
President
212-452-2793

-- Financial tables follow –

Page 5: Eagle Pharmaceuticals Reports Second Quarter 2015 Results

EAGLE PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and per share amounts)
(unaudited)
	June 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$13,686	$34,869
Short-term investments	89,999	—
Accounts receivable	12,982	11,956
Inventories	2,325	1,242
Prepaid expenses and other current assets	1,559	1,640
Total current assets	120,551	49,707
Property and equipment, net	374	342
Other assets	104	45
Total assets	$121,029	$50,094
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,783	$3,501
Accrued expenses	13,538	12,165
Deferred revenue	6,260	6,520
Total current liabilities	24,581	22,186
Commitments and contingencies
Stockholders' equity:
Preferred stock, 1,500,000 shares authorized and no shares issued or outstanding as of June 30, 2015 and December 31, 2014	—	—
Common stock, $0.001 par value; 50,000,000 shares authorized; 15,589,844 and 14,036,680 issued and outstanding as of June 30, 2015 and December 31, 2014, respectively	15	14
Additional paid in capital	194,596	137,577
Accumulated deficit	(98,163)	(109,683)
Total stockholders' equity	96,448	27,908
Total liabilities and stockholders' equity	$121,029	$50,094

Page 6: Eagle Pharmaceuticals Reports Second Quarter 2015 Results

EAGLE PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenue:
Product sales	$3,730	$350	$6,786	$1,525
Royalty income	2,272	1,942	5,525	5,506
License and other income	—	3,500	30,000	3,765
Total revenue	6,002	5,792	42,311	10,796
Operating expenses:
Cost of revenue	3,348	1,556	9,296	4,915
Research and development	5,878	4,545	12,163	8,339
Selling, general and administrative	5,111	2,673	9,097	4,128
Total operating expenses	14,337	8,774	30,556	17,382
Income (Loss) from operations	(8,335)	(2,982)	11,755	(6,586)
Interest income	8	18	15	25
Interest expense	(3)	(5)	(4)	(6)
Change in value of warrant liability	—	—	—	(383)
Other income	—	35	—	36
Total other income (expense)	5	48	11	(328)
Income (Loss) before income tax benefit (provision)	(8,330)	(2,934)	11,766	(6,914)
Income tax benefit (provision)	153	—	(246)	1,295
Net Income (Loss)	$(8,177)	$(2,934)	$11,520	$(5,619)
Less dividends on Series A, B, B-1 and C Convertible Preferred Stock	—	—	—	(534)
Net income (loss) attributable to common stockholders	$(8,177)	$(2,934)	$11,520	$(6,153)
Earnings per share attributable to common stockholders:
Basic	$(0.53)	$(0.21)	$0.77	$(0.54)
Diluted	$(0.53)	$(0.21)	$0.73	$(0.54)
Weighted average number of common shares outstanding:
Basic	15,546,796	14,020,133	14,900,498	11,455,408
Diluted	15,546,796	14,020,133	15,876,397	11,455,408

###